Exhibit 97(a)
The Southern Company
and Covered Subsidiaries
Compensation Recoupment Policy
Effective December 1, 2023

Purpose

As required pursuant to the listing standards of the Stock Exchange (as defined below), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act, each of The Southern Company (“Southern”) and Southern’s subsidiaries that are listed issuers on the Stock Exchange (collectively with Southern, the “Covered Companies”) has adopted this Compensation Recoupment Policy (the “Policy”) to empower each Covered Company to recover Covered Compensation (as defined below) erroneously awarded to its Covered Officers (as defined below) in the event of an Accounting Restatement (as defined below). The Covered Companies as of the date hereof are set forth on Exhibit A attached hereto. For purposes of this Policy, with respect to a Covered Company, “Stock Exchange” means the New York Stock Exchange or any other national securities exchange or national securities association on which such Covered Company is a listed issuer.

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the General Counsel of Southern Company Services, Inc.

Policy Statement

Unless a Clawback Exception (as defined below) applies, a Covered Company will recover reasonably promptly from each of its Covered Officers (as defined below) the Covered Compensation Received (as defined below) by such Covered Officer in the event that such Covered Company is required to prepare an accounting restatement due to the material noncompliance of the Covered Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”). If a Clawback Exception applies with respect to a Covered Officer, the applicable Covered Company may forgo such recovery under this Policy from such Covered Officer.

Covered Officers

For purposes of this Policy, with respect to a Covered Company, “Covered Officer” is defined as the Covered Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Covered Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Covered Company. The Covered Officers of a Covered Company will be determined by the Compensation and Talent Development Committee (the “Committee”) of the Board of Directors of Southern (the “Board”) from time to time in accordance with the Final Guidance. Covered Officers include, at a minimum, “executive officers” of the Covered Company as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

Covered Compensation

For purposes of this Policy, for each Covered Company:

•“Covered Compensation” is defined as the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid.

Incentive-Based Compensation Received by a Covered Officer of the Covered Company will only qualify as Covered Compensation if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Covered Officer begins service as a Covered Officer; (iii) such Covered Officer served as a Covered Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Covered Company has a class of securities listed on a national securities exchange or a national securities association.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Covered Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate.

•“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

•“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Covered Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

•Incentive-Based Compensation is deemed “Received” in the Covered Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Recovery Period

For purposes of this Policy, for each Covered Company, the applicable “Recovery Period” is defined as the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Covered Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the applicable Covered Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

For purposes of this Policy, for each Covered Company, the “Trigger Date” as of which the Covered Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Covered Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Covered Company to prepare the Accounting Restatement.

Clawback Exceptions

Each Covered Company is required to recover all Covered Compensation Received by a Covered Officer of such Covered Company in the event of an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

2

•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Covered Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Covered Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

•recovery would violate home country law that was adopted prior to November 28, 2022 (and the Covered Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Covered Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

Prohibitions

Each Covered Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any of its Covered Officers against the loss of erroneously awarded Covered Compensation.

Administration and Interpretation

The Committee will administer this Policy in accordance with the Final Guidance, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. The Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.

The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers of a Covered Company to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.

This Policy shall not preclude any other compensation recoupment or clawback policies, arrangements or provisions of a Covered Company (“Other Recovery Provisions”); to the extent recovery of compensation is achieved by such Covered Company under this Policy, there shall be no duplication of recovery under Other Recovery Provisions, except as may be required by law.

Each Covered Officer, upon being so designated or assuming such position, is required to execute and deliver to the General Counsel of Southern Company Services, Inc. an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by Southern from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Covered Companies in connection with any of such Covered Officer’s obligations to the Covered Companies pursuant to this Policy, and (iii) agreeing that a Covered Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

Disclosure

This Policy, and any recovery of Covered Compensation by a Covered Company pursuant to this Policy that is required to be disclosed in such Covered Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

EXHIBIT A
Covered Companies
(as of October 11, 2023)

•The Southern Company
•Georgia Power Company
•Southern Power Company

THE SOUTHERN COMPANY
AND COVERED SUBSIDIARIES

Compensation Recoupment Policy Acknowledgment and Consent

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Compensation Recoupment Policy (the “Policy”) of The Southern Company (“Southern”) and Southern’s subsidiaries that are listed issuers on the New York Stock Exchange (collectively with Southern, the “Covered Companies”), effective as of December 1, 2023, as adopted by the Board of Directors of each Covered Company.

Pursuant to such Policy, the undersigned hereby:

•acknowledges that he or she has been designated as (or assumed the position of) a “Covered Officer” as defined in the Policy;

•acknowledges and consents to the Policy;

•acknowledges and consents to be bound by the terms of the Policy;

•agrees to fully cooperate with any Covered Company in connection with any of the undersigned’s obligations to such Covered Company pursuant to the Policy; and

•agrees that any Covered Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as such Covered Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name: [NAME]

________________________________
Date: [DATE]

[Compensation Recoupment Policy Acknowledgement and Consent]